EXHIBIT 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

NUVECTIS PHARMA, INC.

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF NUVECTIS PHARMA, INC.

Nuvectis Pharma, Inc., a corporation under the provisions of and subject to the requirements of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify as follows:

1.    The name of the Corporation is Nuvectis Pharma, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 27th, 2020. The First Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on June 7, 2021 (the “First Amended and Restated Certificate”).

2.    This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the First Amended and Restated Certificate in its entirety, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), and by written consent of the Corporation’s stockholders in accordance with Section 228 of the DGCL.

3.    This Second Amended and Restated Certificate restates, integrates, and amends the provisions of the First Amended and Restated Certificate. Certain capitalized terms used in this Second Amended and Restated Certificate are defined where appropriate herein.

4.    This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

5.    The text of the Second Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

1.     The name of the Corporation is Nuvectis Pharma, Inc.

2.    The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, DE, 19808, in New Castle County. The name of the registered agent of the Corporation at such address is Corporation Service Company.

3.    The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4.    The total number of shares of common stock which the Corporation is authorized to issue is 2,000,000 shares, at a par value of $0.00001 per share (“Common Stock”), and the total number of shares of preferred stock which the Corporation is authorized to issue is 170,000 shares, at a par value of $0.00001 per share (“Preferred Stock”). The Preferred Stock may be issued from time to time in one or more series. The Corporation’s Board of Directors (the “Board”) is hereby expressly authorized to provide for the issue of all of any of the remaining shares of the Preferred Stock in any such series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the DGCL. The Board is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

5.    Board of Directors. The Board shall consist of between one (1) and nine (9) directors. The number of members of the Board may be increased from the existing directors by a vote of the Board of Directors then in office.

5.1	Classes of Directors. The directors may be divided into three classes, designated as Class I, Class II and Class III, as nearly equal in number as possible. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board. At the first annual meeting of stockholders following the effectiveness of this Certificate of Incorporation (the "Qualifying Record Date"), the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Qualifying Record Date, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Qualifying Record Date, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Notwithstanding the foregoing provisions of this Section 5.1, each director shall serve until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

5.2	Removal of Directors. Directors may be removed only for cause, by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors.

5.3	Vacancies. Any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum.

5.4	Board Action by Written Consent Without a Meeting. Unless otherwise restricted by this certificate of incorporation or the bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee.

6.    Common Stock

6.1	General. The voting, dividend, and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of any Preferred Stock as the Board may designate pursuant to Section 7 hereof.

6.2	Voting. The holders of the Common Stock are entitled to one (1) vote for each share of Common Stock held at all meetings of stockholders. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the numbers of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL. For the avoidance of doubt, all stockholder actions shall be taken by a vote of the stockholders at an annual or special meeting. Stockholders may not take any action by written consent in lieu of a meeting.

7.    Meetings of Stockholders. Our certificate of incorporation and bylaws provide that only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders.

8.    Unless and except to the extent that the bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot.

9.    To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of or repeal of this paragraph 8 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

10.    The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board. Any amendment, repeal or modification of this paragraph 9 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

11.    In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, amend or repeal the Bylaws or adopt new Bylaws without any action on the part of the stockholders; provided that any Bylaw adopted or amended by the Board, and any powers thereby conferred, may be amended, altered or repealed by the stockholders.

12.    The Corporation shall have the right, subject to any express provisions or restrictions contained in this Second Amended and Restated Certificate or the Bylaws, from time to time, to amend, alter or repeal any provision of the Second Amended and Restated Certificate in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Second Amended and Restated Certificate or any amendment thereof are conferred subject to such right. Any amendment to the Second Amended and Restated Certificate shall be approved by a majority of the Board of Directors and, if required by applicable law or by the Second Amended and Restated Certificate, shall thereafter be approved by a majority of the shares outstanding and entitled to vote thereon.

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Corporation’s certificate of incorporation or the bylaws (as either may be amended from time to time) or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any of the Corporation’s stockholders, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Furthermore, unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, and/or the Securities Exchange Act of 1934, as amended.

I, THE UNDERSIGNED, being the Chief Executive Officer of the Corporation, certify that the facts hereinabove stated are truly set forth, and accordingly execute this Amended and Restated Certificate of Incorporation set my hand this [ ] day of September 2021.

By:

Name: Ron Bentsur
Title: Chief Executive Officer

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